Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(5)
(Form Type)

AMC Entertainment Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Class A Common Stock, par value $0.01	Rule 457(c) and 457(r)	40,000,000(1)	$11.21(2)	$448,400,000.00	.00011020	$49,413.68(3)	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$448,400,000.00		$49,413.68
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$49,413.68

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Class A Common Stock to be offered or issued from stock splits, stock dividends, recapitalizations, or similar transactions with respect to the Class A Common Stock being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s Class A Common Stock on August 29, 2023, as reported on the New York Stock Exchange.

(3)	Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act. Represents payment of registration fees previously deferred in connection with the Registration Statement on Form S-3ASR (File No. 333-266536) paid herewith.